For Period ended 05/31/05                                              Series 10
File Number 811-4019

Sub-Item 77D(a): Policies with respect to security investments
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On March 1, 2005,  the Balanced  Strategy  Fund's  Board of Trustees  approved a change to the stocks investment category to include the addition of investments in exchange-traded funds (ETFs) in excess of the limits set forth in section 12(d)(1) of the Investment Company Act of 1940 in reliance on certain exemptive orders issued by the Securities Exchange Commission. Effective March 21, 2005, the Fund may invest up to 25% of its total assets in ETFs.